Exhibit 10.19

Terms and Conditions of Employment

1.0 Work Related:

1.1 The Employee will devote his/her full time to the work of State Street Syntel Services Pvt. Ltd. (hereinafter referred as “SYNTEL”1), and shall not undertake any other direct/indirect business/work/assignment etc. even on part-time basis whether honorary or remunerative, except with the prior written permission of SYNTEL.

1.2 The appointment is being made in good faith on the basis of the Employee’s resume and other information provided by the Employee during the course of the interview and mutual discussions. SYNTEL reserves the right to make suitable formal/informal checks with educational institutions and previous employers of the Employee as may be applicable. The Employee is requested to produce all the documents as mentioned in the checklist attached on their date of joining. Any discrepancy in the information/data provided by the Employee, shall result in the termination of employment forthwith and the Employee shall indemnify SYNTEL in full, for any losses suffered by SYNTEL.

1.3 The Employee’s designation is merely indicative of the responsibilities, which he/she is required to carry out, SYNTEL shall be entitled to require the Employee, at any time, to perform any other administrative, managerial, supervisory, or other functions and the Employee will be bound to carry out such functions by using his/her best efforts and, act in good faith and in the best interests of SYNTEL.

1.4 The Employee will retire from SYNTEL’s services on reaching the age of 60 (sixty) years or earlier if found medically unfit. The age or date of birth already given by the Employee in his/her application form would be treated as binding and final. The actual date of retirement shall be the last date of the calendar month in which the Employee was born.

1.5 The Employee shall not accept any presents, commissions or any kind of gratification in cash or kind from any person, party, firm or company having dealings with SYNTEL group of companies and if the Employee is offered the Employee shall report the same immediately to SYNTEL.

1.6 The Employee shall maintain and keep in his/her safe custody such books, registers, documents and other papers as may be issued to him/her or may come in the Employee’s possession and shall return the same when required by SYNTEL.

1.7 The Employee will comply with all rules, regulations and procedures including service rules, practices, policies, etc. established by SYNTEL as may be communicated from time to time, which are subject to modifications at the sole discretion of SYNTEL. The Employee shall be bound by the same.

[1]	For the purpose of maintaining the confidentiality of data, information, assignment of IP rights, non-solicitation, non-compete, non-diversion the term ‘SYNTEL’ is deemed to include Syntel, Inc. and all its subsidiaries/affiliates.

2.0 Software Related:

The Employee is strictly prohibited from bringing in the office premises, any unauthorized or infringed copies of software or downloading any infringed or non-patented software in the computer systems (from any external sources or otherwise) or copying software from one computer system to another which may include any violation of the provisions of the Copyrights Act or any other intellectual property rights (IPR) laws. Employee shall not introduce or bring into the SYNTEL or its clients’ systems, any virus, trojan horses, computer code designed to disrupt, disable, harm, or otherwise impede the operation of software or firmware or any computer or network or that would disable the software or firmware or any computer or network or impair in any way their operation. Violation of this clause will be regarded as a serious offense and the Employee will be subjected to appropriate disciplinary action as per the policies of SYNTEL.

3.0 Intellectual Property Rights:

3.1 The Employee agrees to inform SYNTEL of full details of all the inventions, discoveries, concepts, ideas, etc. (collectively called “Developments”), whether patentable or not, including but not limited to, hardware and apparatus, products, processes and methods, formulae, computer programs and techniques, as well as any improvements and related knowledge, which the Employee conceives, improves, completes, or puts in to practice (whether alone or jointly with others) while being in the employment of SYNTEL, and which relate to the present or prospective business, work or investigations of SYNTEL; or which result from any work the Employee does, using any equipment, facilities, materials or personnel of SYNTEL; or which has or have been developed by the Employee or under the Employee’s supervision, or which results from or are suggested by any work, which the Employee does or may do for SYNTEL.

3.2 The ownership of all “developmental” work and documentation created by the Employee shall from the moment of its creation, vest in SYNTEL. Thus, the Employee agrees to assign and hereby assigns to SYNTEL/SYNTEL’s nominee, Employee’s entire right, title and interest in -

•	all Developments;

•	all trademarks, copyrights and mask work rights in the developments; and

•	all patent applications filed, patents granted on any development, including those in foreign countries, which the Employee conceives or makes (whether alone or with others) while being in the employment of SYNTEL or within two (2) years of the end of their employment (if conceived as a result of the Employment with SYNTEL).

3.3 The Employee acknowledge existence of SYNTEL’s present and future products, know-how, processes, software products, programs, codes, documentation and flowcharts in any form and agree to abide by the procedures of the Copyright Law or any other applicable IPR laws in force, in India and foreign countries, which prohibits the reproduction of such protected works, in whole or in part, or in any form or by any other means, without the prior written permission of SYNTEL.

3.4 The Employee agrees to assign to SYNTEL his/her entire right, title and interest in any invention or improvement that the Employee might make solely or jointly with others, during the course of his/her employment with SYNTEL relating to any and all products, services, software, software tools marketed or manufactured or developed and that the Employee will perform any acts and execute such documents, without expenses to the Employee which, in the judgments of SYNTEL or its attorneys may be needful or desirable to secure to SYNTEL, patent protection and any or all rights relating to such invention or improvement.

4.0 Non-solicitation / Non-compete:

4.1 During the term of this Employment Agreement and for a period of two (2) years subsequent to the termination of this Agreement, the Employee will not, without the prior written consent of SYNTEL, directly, indirectly, or through any other party, solicit business from or perform services for any SYNTEL client or any prospective SYNTEL client, with whom he/she had any contact with or exposure to pursuant to this Employment Agreement.

4.2 During the term of this Employment Agreement and for a period of two (2) years subsequent to the termination of this Agreement, the Employee will not, without the prior written consent of SYNTEL, seek engagement or employment, either full-time or contractually with any organization that is likely to deploy the Employee on project or assignment in Offshore or Onsite client engagement where SYNTEL is already working for the same client and where the Employee had been engaged in a project with the client organization for a period exceeding one month.

5.0 Non-diversion of Employees:

During the term of this Employment Agreement and for a period of two (2) years subsequent to the termination of this Agreement, the Employee will not, without the prior written consent of SYNTEL, directly, indirectly, or through any other party solicit and/or offer an employment to a persons, who are then, or were during the previous six (6) months, employees of SYNTEL or any SYNTEL subsidiary/associate/affiliate.

6.0 Specialized Training & Knowledge Acquisition:

6.1 If the Employee has to undergo any specialized training in SYNTEL or arranged by SYNTEL, the Employee will have to execute a training agreement and an indemnity bond to serve SYNTEL for a minimum period as mentioned in the said training agreement and an indemnity bond. Any violation of the terms will entitle SYNTEL to recover liquidated damages as mentioned in the said training agreement and an indemnity bond. During employment, Employee agrees to undergo any specialized training as required by the Company.

6.2 On deputation to a client site for knowledge acquisition and subsequent knowledge transfer on a client’s application, either for development, enhancement, maintenance, support or otherwise, the Employee will be understood to have gathered intellectual property on behalf of

SYNTEL. As a consequence, the Employee commits to serve SYNTEL for a minimum period as mentioned as mentioned in the said training agreement and an indemnity bond from the date of return to India from the Onsite engagement. Any breach of this clause will entitle SYNTEL to recover liquidated damages as mentioned in the training agreement and an indemnity bond.

7.0 Confidentiality:

7.1 So long as the Employee is in the employment of SYNTEL, providing certain products and/or services to SYNTEL and/or on behalf of SYNTEL, he/she will, at all times, observe secrecy and confidentiality in respect of technical, trade or business data or any other information that might come to his/her knowledge or possession (herein collectively referred to as the “Confidential Information”), which according to SYNTEL, are necessarily confidential and form valuable property of SYNTEL and not made available to the trade and furthermore. The Employee shall use the Confidential Information solely for the purpose of and on behalf of SYNTEL. The Employee will not disclose Confidential Information without authority of SYNTEL to anyone other than SYNTEL’s authorized person and even after the Employee has ceased to be in the service of SYNTEL, the Employee shall not disclose Confidential Information to anyone. The Employee hereby acknowledges that SYNTEL and its clients are subject to certain privacy regulations and/or contractual obligations, pursuant to which SYNTEL shall be required to obtain certain undertakings from the Employee with regard to privacy, use and protection of non-public information of SYNTEL and/or its clients (of client’s customers) or any prospective clients. Employee agrees that (a) he/she shall not disclose or use any client/customer data except to the extent necessary to carry out its obligations under this Agreement and in accordance with applicable privacy laws; (b) he/she shall not disclose client data to any third party without the prior written consent of SYNTEL and/or client (c) he/she shall maintain, effective information security measures, in accordance with the policies of SYNTEL and/or client and as otherwise necessary to protect client data from unauthorized disclosure or use; and (d) he/she shall notify SYNTEL in writing immediately upon becoming aware of any such unauthorized disclosure or use of SYNTEL and/or client data in detail. The obligations set forth in this clause shall survive termination of the Agreement indefinitely.

7.2 The term “Confidential Information” does not include information which (i) is already in Employee’s possession, or (ii) becomes generally available to the public other than as a result of a disclosure by the Employee or (iii) becomes available to the Employee on a non-confidential basis from a source other than SYNTEL and/or SYNTEL’s clients. The confidential Information and the Employee further agrees that disclosure of the same shall be with prior permission of SYNTEL.

7.3 The Employee agrees to promptly re-deliver to SYNTEL, upon request/in the event of his/her ceasing the employment with SYNTEL, i) all drawing, blue print or other reproductions or other data, tables, calculations letter or other documents or other writing or copy of writing of any nature whatever pertaining to the business of SYNTEL, ii) Confidential Information including all Intellectual property rights, whether registered or unregistered on any tangible media. The Employee will not retain any copies, extracts or other reproductions in whole or in part of such material. The Employee further agrees that breach of this confidentiality clause could cause irreparable damage to SYNTEL and that SYNTEL shall be entitled to any and all injunctive relief, as well as monetary damages, including reasonable attorney fees, for such breach.

7.4 From time to time, SYNTEL’s customers/clients and other business requirements may require all employees to sign special Non-Disclosure Agreements (“NDA’s”). These NDA’s may be process/client specific or could represent a regulatory requirement. The Employee agrees to sign and comply with the terms and conditions of the said NDA’s, as and when required.

8.0 Arbitration:

Any dispute and/or difference arising out of or relating to the Employment Agreement (including exhibits attached thereto) including interpretation of its terms will be resolved through joint discussion. However, if the disputes are not resolved by discussions then the matter will be referred to an Arbitrator, who shall be a person nominated by SYNTEL. The proceeding of the arbitration shall be conducted in Mumbai. The decision of the arbitrator shall be final and binding on the parties. The language of arbitration shall be English.

9.0 Remedies:

9.1 Notwithstanding clause 8 above (Arbitration clause), the Employee agrees that his/her failure or neglect to perform, keep, or observe any term, provision, condition, covenant, warranty, or representation contained in this Employment Agreement, the confidentiality agreement or any other agreement between the Employee and SYNTEL, will cause SYNTEL immediate and irreparable damage and that SYNTEL is, in addition to all other remedies available to it, entitled to immediate injunctive and equitable relief from a court having jurisdiction to prevent any breach and to secure the enforcement of its rights hereunder.

9.2 Remedies for damages procuring prior to SYNTEL’s knowledge of breach or until action in breach ends and related in any way to the effects of the breach shall include but not be limited to monetary damage, liquidated damage, attorney’s fees and other cause related to the action.

10.0 Governing Law:

The validity, construction, interpretation and performance of this Employment Agreement will be governed by Indian laws and adjudicated upon by a competent court in Mumbai.

11.0 Severability:

If any clause in this employment agreement is held invalid, illegal or unenforceable for any reason, that provision shall be severed and the remainder of the provisions of this employment agreement will continue in full force and effect as if this employment agreement had been executed without such invalid provision.

12.0 Clarifications:

For any further clarifications about the above clauses or any interpretation of the above clauses, the Employee may approach the HR team.

For State Street Services Pvt. Ltd.		Confirmed and Agreed to

Signature	/s/ SSSSPL	Signature	/s/ Sanjay Garg
Name		Employee Name	Sanjay Garg
Date		Date	23-MAY-2011